Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	Sam Brown Inc. (Media Inquiries)
Investor Relations	Mike Beyer
(610) 941-5675	(773) 463-4211
www.genaera.com	beyer@sambrown.com

GENAERA CORPORATION ANNOUNCES 2006 FINANCIAL RESULTS

Plymouth Meeting, PA — March 14, 2007 — Genaera Corporation (NASDAQ: GENR) today announced its financial results for the year and quarter ended December 31, 2006. The net loss for the year ended December 31, 2006 was $21.2 million, or $(0.24) per share basic and diluted, as compared to a net loss of $26.4 million, or $(0.44) per share basic and diluted, for the year ended December 31, 2005. The net loss for the quarter ended December 31, 2006 was $3.6 million, or $(0.03) per share basic and diluted, as compared to a net loss of $7.8 million, or $(0.11) per share basic and diluted, for the quarter ended December 31, 2005. The loss from operations for the year and quarter ended December 31, 2006 was $22.8 million and $4.0 million, respectively, as compared to $27.2 million and $8.2 million for the same periods in 2005.

Genaera’s research and development expenses for the year and quarter ended December 31, 2006 were $17.7 million and $3.1 million, respectively, compared to $21.8 million and $6.0 million, respectively, for the same periods in 2005. The decrease was due principally to decreases in costs related to the EVIZON™ (squalamine lactate) program for the treatment of wet age-related macular degeneration, clinical trial costs for the LOMUCIN™ program and third-party contract research for the IL9 program. These decreases were partially offset by increases in costs related to the trodusquemine (MSI-1436) obesity therapeutic program and increases in indirect expenses due to stock-based compensation relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (SFAS 123R).

Genaera’s general and administrative expenses for the year and quarter ended December 31, 2006 were $6.0 million and $1.5 million, respectively, compared to $5.9 million and $2.3 million, respectively, for the same periods in 2005. The increase in general and administrative expenses for the year ended December 31, 2006 as compared to the same period in 2005 was due principally to an increase in stock-based compensation relating to the adoption of SFAS 123R. This increase was partially offset by decreases in personnel and severance costs, bonus expense and restricted stock compensation expense related to the resignation of the Company’s prior Chief Executive Officer in the prior year. The decrease in general and administrative expenses for the quarter ended December 31, 2006 as compared to the same period in 2005 was due principally to decreases in personnel and severance costs. These decreases were partially offset by an increase in stock-based compensation relating to the adoption of SFAS 123R.

The Company’s cash, cash equivalents and short-term investment balance was $33.8 million at December 31, 2006.

“We accomplished many of the goals during 2006 that we set in the beginning of the year,” stated Jack Armstrong, President and Chief Executive Officer of Genaera Corporation. “While some of the decisions we made were more difficult than others, we look forward to capitalizing on the opportunities before us and unlocking the unrecognized market value of Genaera.”

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company is focusing on the development of trodusquemine (MSI-1436) as a treatment for obesity. Genaera’s other programs include squalamine lactate for the treatment of cancer; interleukin-9 antibody, a potential treatment for asthma and associated respiratory disorders; LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in cystic fibrosis and other chronic respiratory diseases; and LOCILEX™ (pexiganan acetate), a topical antimicrobial (for which the Company is actively seeking a development partner).

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, clinical development plans and prospects for Genaera’s programs including trodusquemine (MSI-1436). You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including trodusquemine (MSI-1436), may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

GENAERA CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,		Quarter Ended December 31,
	2006	2005	2006	2005
Revenues	$892	$446	$528	$42

Costs and expenses
Research and development	17,669	21,792	3,057	6,037
General and administrative	5,996	5,891	1,505	2,252

	23,665	27,683	4,562	8,289

Loss from operations	(22,773)	(27,237)	(4,034)	(8,247)
Interest income, net	1,542	870	422	392
(Loss) gain on sale of fixed assets	(3)	6	(3)	6

Net loss	$(21,234)	$(26,361)	$(3,615)	$(7,849)

Net loss per share—basic and diluted	$(0.24)	$(0.44)	$(0.03)	$(0.11)

Weighted average shares outstanding—basic and diluted	87,075	60,580	104,611	68,677

CONDENSED BALANCE SHEETS

(In thousands)

	December 31, 2006	December 31, 2005
Cash, cash equivalents and investments	$33,806	$32,215
Prepaid expenses and other current assets	629	892
Fixed assets, net	759	848
Other assets	56	56

Total assets	$35,250	$34,011

Current liabilities	$2,427	$5,946
Long-term liabilities	1,770	1,781
Stockholders’ equity	31,053	26,284

Total liabilities and stockholders’ equity	$35,250	$34,011